Supplement dated December 14, 2023
to Pricing Supplement dated October 24, 2023,
Equity Index Underlying Supplement dated September 5, 2023,

Prospectus Supplement dated September 5, 2023 and Prospectus dated September 5, 2023 (together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-272447

Canadian Imperial Bank of Commerce

Capped In-GEARS $3,000,000 Notes

Linked to the Russell 2000® Index due October 9, 2029

CUSIP: 13608P137 (the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, the agent or any of our respective affiliates. Certain terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Initial Level for the notes was defined in the final pricing supplement dated October 24, 2023 (the “Final Pricing Supplement”) as the arithmetic average of the Closing Level of the Index on each scheduled Trading Day from and including October 20, 2023 to and including December 6, 2023, excluding any scheduled Trading Day on which a Market Disruption Event occurs.

The determination period for the Initial Level expired on December 6, 2023. The arithmetic average of the Closing Level of the Index on each scheduled Trading Day from and including October 20, 2023 to and including December 6, 2023 was 1,749.484, rounded to three decimal places.

Therefore, the Initial Level for the notes is 1,749.484.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page PS-7 of the Final Pricing Supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated October 24, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923111709/tm2327379d52_424b2.htm

•	Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098170/tm2322483d89_424b5.htm

•	Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

•	Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1045520. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.